Exhibit 99.1

The Laclede Group, Inc.
Presentation for Annual Meeting of Shareholders
January 27, 2011

Chief Financial Officer’s Remarks:

Fiscal 2010 was a good year for The Laclede Group. In spite of the challenging economy, we achieved solid earnings, continued to strengthen our balance sheet and increased our annual dividend, thereby delivering even greater value to you, our shareholders.  Importantly, while we have maintained our focus on growing, adapting and optimizing our existing business units, we have also continued to build a firm financial foundation for future business opportunities.  You will hear more about these opportunities and our preparation to capitalize on them in a few minutes.  But first, let’s review our operating results.

Our consolidated net income for fiscal 2010 was $54.0 million, or $2.43 diluted earnings per share.  While this represents a decrease from 2009, in which we reported earnings of $64.2 million, or $2.89 per share, it still ranks as the third highest earnings level in Company history.

Last year, we introduced “net economic earnings” as a measure to supplement our discussion of operating performance, and we will continue to report to you on that basis this year.  In 2010, our net economic earnings totaled $56.1 million, or $2.52 per share, compared to $60.8 million, or $2.74 per share for 2009.  As you may recall, net economic earnings exclude from “net income” unrealized gains and losses reflecting changes in the fair value of energy–related derivative transactions that Generally Accepted Accounting Principles (or GAAP) requires to be recognized in earnings before the underlying transactions are actually completed or settled.  As Laclede Energy Resources, or LER, continues to expand its business, the number of transactions accounted for through fair value measurements have increased and contributed to LER’s GAAP earnings becoming slightly more volatile.  We believe, as do many analysts, that net economic earnings provides a meaningful representation of the economic impact of the actual settled transactions and their effects on our results of operations.  You can find a reconciliation of net economic earnings to net income in our earnings press release that was filed this morning. It is also available on our website.

Returning to our discussion of 2010’s results, your Company’s overall performance benefitted from improved earnings at Laclede Gas Company, our regulated natural gas distribution utility. Laclede Gas achieved a 20% increase in year-over-year earnings, reporting $39.7 million, or $1.78 per share, for 2010 as compared to $33.2 million, or $1.49 per share, for 2009.  This increase in earnings was primarily driven by lower operating costs, reflecting improved collections and cost-management initiatives, and a non-regulated propane transaction in the wholesale market. In addition, decreased income from lower off-system and on-system natural gas sales, resulting from slightly warmer weather than the prior year, was largely offset by higher revenues from both the Infrastructure System Replacement Surcharge, or ISRS, and a general rate increase that went into effect on September 1.

While Doug will be discussing the objectives and results of the rate case in more detail during his remarks, I will share with you that the net annual increase in rates of $20.5 million reflected an increase of $31.4 million in base rates less $10.9 million in ISRS revenues, for which Laclede Gas was already billing customers at the time of the settlement.  As you may know, the ISRS allows us to recover a part of the expenses that we incur between rate cases for mandated facility replacements, upgrades and safety projects.

LER, our non-regulated natural gas commodity service provider, experienced lower earnings in 2010 as compared with 2009.  This decrease was mainly attributable to lower margins on sales of natural gas due to smaller regional price differentials that prevailed in the marketplace throughout 2010.  The effect of lower margins was partially offset by a 2% increase in LER’s sales volumes, which set a new company record.  LER overcame a challenging business environment to remain solidly profitable and reported net income of $13.7 million, compared to $31.4 million for 2009. On a consolidated per share basis, LER contributed $0.61 for 2010 compared to $1.42 for the prior year. LER’s net economic earnings were $15.7 million, or $0.71 per share, in 2010 compared to $28.1 million, or $1.26 per share, in 2009.

Turning now to our fiscal first quarter which ended December 31, 2010, Laclede Group’s consolidated net earnings totaled $23.4 million, or $1.05 diluted earnings per share, compared to $22.9 million, or $1.03 per share, for the same period last year.  Group’s first quarter net economic earnings were also $23.4 million, or $1.05 per share, compared to $25.8 million, or $1.16 per share, for last year.

For the quarter, Laclede Gas Company posted improved results with net income of $21.5 million, compared to $21.1 million for the same period last year.  This represents a current contribution of $0.96 to consolidated earnings per share, as compared to $0.95 in the prior year.  Performance for the quarter was positively impacted by the general rate increase and lower operating costs, which were partially offset by lower natural gas sales volumes.  It is also important to note that last year’s quarterly results included earnings, which did not recur in fiscal 2011, of $3.7 million, or $0.16 per share, from the non-regulated propane transaction that I mentioned earlier.

I would also add, that as we begin the second quarter of 2011, the Missouri Public Service Commission has recently approved Laclede Gas Company’s request to re-establish the ISRS and begin recovery of costs associated with mandated improvement and safety-related projects completed between April and November of 2010.  The approved surcharge, which became effective on January 7, 2011, is expected to increase annualized revenues by $2.5 million.

LER reported net income of $1.9 million for the first quarter of 2011, compared to $1.8 million for the same quarter last year.  This increase is primarily due to the recognition of net unrealized losses on energy-related derivatives in the first quarter of last year, offset by the effect of lower margins on sales of natural gas and the effect of lower sales volumes in the current year.  The reduced sales margins and volumes were driven primarily by narrower regional price differentials that continue to prevail in the marketplace.  Excluding the net after-tax effect of unrealized gains and losses, LER’s net economic earnings for the first quarter of 2011 were $1.9 million compared to $4.7 million for the same quarter last year.

As Doug will discuss in a moment, we are looking at various opportunities to grow the Laclede Group portfolio of businesses.  This growth will require a strong balance sheet and good access to the credit and financial markets.  We are pleased to say that we are well-positioned in both of these areas.  We generated nearly $107 million in operating cash flow during 2010, which is more than sufficient to support our current business requirements, as well as our annual dividend which was just increased to $1.62 per share.  Additionally, the Laclede Group and Laclede Gas continue to have solid base lines of credit in place of $50 million and $320 million, respectively; and Standard & Poor’s, Moody’s and Fitch has all recently reaffirmed our “A”-range credit ratings.

In closing, your Company has taken the right steps to successfully navigate the challenges of the current economic environment and positioned itself to achieve its strategic objectives.

Chief Executive Officer’s Remarks:

As you just heard, 2010 was another good year for your company.  We achieved the third highest earnings in our history and continued to make steady progress in building your Company for the future.

I will discuss that in more detail but, first, I’d like to take a few minutes to highlight the accomplishments of our business units during the past year…. starting with Laclede Gas Company.  When we met a year ago, the Gas Company had just filed its first rate case in three years with the Missouri Public Service Commission.  From the outset, there were several key objectives that we wanted to achieve in this case, such as the recovery of significant pension funding expenses, increasing the effectiveness of our weather mitigation rate design and providing for recovery of deferred expenses related to the Cold Weather Rule.  I am pleased to report that we achieved successful results on all those issues through a settlement which allowed the new rates to become effective on September 1st – two months earlier than the statutory effective date.  The agreement positively impacted our 2010 earnings as Mark indicated.

During the past couple of years I have spoken to you about our Continuous Improvement Project, or CIP, and our plans to use this initiative to change how we think, plan and execute within the utility.  During 2010 we completed the initial phase and are already benefiting from the positive results of our efforts, as select teams of employees have implemented multifunctional enhancements across the organization.  One tangible success measure directly related to this effort is the fact that our year-over-year operating expenses (excluding gas costs) declined in 2010 for this first time in many years.

Of greater importance is the fact that we are providing better overall service to our customers at the same time as evidenced by an aggregate reduction in customer complaints this year, plus the fact that a total of only 15 customers testified at the seven public hearings that we held this past summer in connection with the rate case - And only one of which was a customer service issue.  This improved level of customer service is a testament to our employees’ focus on, anticipation of and attention to, our customers’ needs.

The third objective of the CIP is to improve culture.  Clearly, it is not possible to change the culture of a 153-year-old company overnight, but I believe we are well on the way to building on the strengths that have gotten us this far and creating new pathways to a successful future in an ever changing energy environment.

By this point, I believe we can accurately change the “project” nomenclature to that of our ongoing “process.”

Employee training, development and education are key elements in any meaningful cultural transition of an organization.  In the past year, we have launched several programs and provided resources to ensure that our employees have the training they require to do their jobs effectively and efficiently, while keeping the needs of our customers at the forefront.  Needless to say, our employees are the key to our current and future success, and it is imperative that we must continue to invest in them to ensure that our employees are equipped to anticipate and address the changing challenges of the market place.

Technology is another critical focus for your Company.  As with most businesses today, we increasingly rely on technology to serve our customers, perform back-office business processes and meet reporting requirements.  Recently, we developed a comprehensive information technology strategy aimed at delivering top-to-bottom, “best in class” services to our customers – both external and internal.  At this point, we are in the midst of the early stages of implementing this strategy through an enterprise-wide evaluation process by which we will select the technology and systems that will enable us to not just be better today and tomorrow, but the flexibility to expand in the future.  This is a massive multi-year endeavor that, literally, will impact all functions of the Company.

Speaking of technology, last September, we drilled a new well at our Underground Natural Gas Storage Facility in north St. Louis County to enhance its operational performance.  Putting in a new well is something that we had not done for more than 40 years and the decision to move ahead was based on a state-of-the-art 3-D seismic modeling analysis.  One interesting aspect of this new well is that its length is nearly three times its vertical depth.  Again, an example of a newer drilling technology which allows for such “horizontal” wells.  For those of you who may not be familiar with the history of our storage field, we drilled our first well in 1953 and ultimately drilled and completed approximately 75 wells.  It is an aquifer or water driven storage field and a valuable asset for the Company.  If final testing results of this recent well are as we anticipate, we will follow up with a second well later this year to help us better utilize and manage the storage field.

In addition to our efforts to improve Laclede Gas operationally, we have also remained focused on being a good energy steward and corporate citizen.  Recently, the St. Louis Regional Chapter of the United States Green Building Council awarded Laclede Gas the 2010 Growing Green Award in the Home Builder category, a unique achievement for a utility. We were recognized for our work in the residential home-building market, helping to establish a groundbreaking green-building verification program. In December, the St. Louis Regional Chamber & Growth Association (RCGA) celebrated the conclusion of its first Annual Green Business Challenge and recognized Laclede Gas with a Merit Award for its efforts to integrate environmental efficiencies into its day-to-day operations. We are committed to this program and finding new and better ways to integrate green business practices into our daily operations.  Laclede Gas was also recognized this past year for its customer education and awareness efforts.  In September 2010, our Original Green Energy campaign, which promotes environmental responsibility, energy efficiency and conservation, won a Targeted Advertising & Marketing (TAM) Gold Award from the Business Marketing Association.

Moving now to our non-regulated marketing subsidiary, Laclede Energy Resources, or LER, it remained a solid performer in 2010, increasing its sales volumes, despite the challenging economic environment and changing market dynamics.  As a point of reference, since 2001, LER has grown its annual sales volumes nearly 9-fold, from 209 million therms to more than 1.86 billion therms in 2010.  During the last several years, LER has achieved significant earnings growth not only by increasing sales volumes, but also by capitalizing on regional natural gas price differentials.  More recently, additional natural gas supplies, such as the Barnett, Haynesville and Eagle Ford shales, have been brought into the marketplace by new pipelines to access such supplies.  The result is that price differentials have continued to shrink along with the overall cost of natural gas as supplies have continued to grow faster than demand.  During 2010, LER helped to offset the impact of this margin contraction by growing its customer base and the volumes of natural gas that it sold.  As we look to the future, LER is expanding not just its geographic “footprint”, but its focus to capture more of power-generation opportunities as clean-burning, abundant natural gas replaces coal in more and more power plants across the nation.

As a personal observation, I have worked in the natural gas industry in various capacities for nearly four decades, and I have witnessed incredible changes over that period of time.  Today, I can say without hesitation that we are currently in one of the most promising periods for natural gas that I have seen.  Our domestic-based natural gas supply is abundant and accessible. This is a huge change from just a few years ago.  Conservative estimates indicate we have ample supply to fuel the needs in our country for more than 100 years. And, as the current shale basins are developed and more are added across the United States, this environmentally friendly energy source will increase.

A stable, long-term supply and a reliable modern pipeline system to deliver it, that is here and available right now, not only provides the natural gas industry with a seat at the national energy debate table, but it also creates a myriad of opportunities for investment and growth.  As you know from our annual report and my remarks at previous shareholder meetings, we are focused on growing The Laclede Group through internal or organic avenues, such as LER, as well as acquisitions of, and investments in, the midstream and downstream portions of the gas supply stream.  As always, the challenge is to identify and capitalize on the right opportunities at the right time, while maintaining our strategic balance and staying within reasonable levels of risk.

In that regard, during the past year, we pursued various opportunities, with a particular focus on storage and exploration and production assets. As the power generation sector steadily moves toward clean burning natural gas, the need for flexible storage service is going to continue to increase.  We will continue to look for the right opportunity to match those needs.

With the rapid development of shale gas, there is a growing opportunity to invest in growing natural gas exploration and production space.    Through our current access to these shale production areas, we have gained extensive knowledge and insight into this growing sector and remain on the look out for potential investment opportunities.

Risk is a part of every industry, and every business, particularly those who look to expand.  We are keenly aware that in today’s complex business environment, a successful company must identify, assess and manage risks.  During 2010, we formalized an Enterprise Risk Management framework within The Laclede Group that allows us to continually identify, analyze, evaluate and manage risk on a cross-functional, strategic basis.  While the Company has long had ad hoc risk-management efforts in place for our daily operations, this initiative creates a formal structure that ensures that we address risk on an enterprise-wide basis, as well as in the course of evaluating growth and investment opportunities.

System integrity and safety are issues that are always present for a natural gas company.  This basic reality took national stage last September as a result of the events in San Bruno, California when a large, high-pressure transmission line failed with disastrous results.  We are constantly aware of our responsibility to deliver natural gas in the most safe and reliable manner.  In that regard, we meet or exceed the inspection and maintenance standards established by the State which, by the way, are even more stringent than current federal standards.  Even with our dedication to safety, there are simply some factors beyond our control, such as third parties damaging our facilities, such that no gas company can guarantee that there will never be any incidents on its system.  But, rest assured that Laclede Gas Company is constantly focused on safety and taking appropriate steps to identify the risks and mitigate them.

So, let me summarize some key takeaways from this morning.  First, we are committed to growing Laclede Group’s earnings through organic and/or new business investments.  Second, we will adapt LER to meet the rapidly changing business environment.  And, finally, we will continue to optimize Laclede Gas, making the most of its current infrastructure through continuous improvement. Customer Care will continue to be a priority for Gas company employees, and through our information technology strategy, those employees will have the technology and the tools they need to succeed.

In closing, I would like to acknowledge the retirement of a long-time colleague.  Ken Neises, Executive Vice President of Laclede Gas and Vice President of LER, retired on October 1, 2010. Ken was with Laclede for 27 years and served in various roles throughout that time. He contributed to the development of many key programs in our regulated business and was a key player in defining the vision for LER. I thank Ken for all of his years of service and for his many contributions.

I also want to highlight an addition to the Laclede Gas management team. During 2010, Ryan Hyman joined us as Assistant Vice President, Information Technology Services. Ryan is leading the implementation of the recently developed information technology strategy. He and his staff are committed to bringing “best in class” technology services to our employees and customers that I mentioned earlier.

Finally, on a personal note, I am sure that most, if not all, of you have heard by now that I have announced my intention to retire in January 2012.  By the time I step away a year from now, I will have led this fine organization for more than 13 years.  I believe that the timing is right for a transition from both a professional and a personal stand point.  The Company is financially strong and has a clear strategic direction, which we have been implementing successfully during the last several years based on the creation of The Laclede Group holding company.  We have built a strong leadership team, and our employees have elevated their performance, thereby strengthening the Company from top to bottom.  Together, we have transformed the organization from a traditional natural gas utility to a successful holding company with a strong core utility as well as growth components, which, in turn, led the way to six consecutive years of record earnings.  We have experienced significant success in our non-regulated efforts, as well.  We have developed and grown Laclede Energy Resources by significantly increasing its customer base, revenues and earnings, and we achieved measurable success with our acquisition, profitable operation and timely divestiture of SM&P Utility Resources, our former underground facility locating and marking company.  The Laclede Group is well-positioned for the future, and it is time for the next generation of leaders to set the compass and continue the journey.  Having said all that, I can assure you this organization and its fine employees will never be far from my thoughts or my heart.

The success that the Company is enjoying is thanks in large part to the support we receive from our shareholders, our board members and our employees. I thank each and every one of you for your contributions and dedication.  I look forward to this coming year and have no doubt this team will continue to work together to ensure our legacy for generations to come.

NOTE:  We would note that some of the above remarks made included forward-looking statements.  Our actual results may differ materially from those projected in such statements.  Additional information about factors that could cause actual results to differ materially from those projected is contained in the Company’s Form 10-K and other documents filed with the SEC, which are readily available.  We also note that some of the remarks contain non-GAAP financial measures.  Reconciliation of the non-GAAP financial measures to comparable GAAP measures can be found in our earnings press release issued earlier today and available on our website.